Exhibit 99.1

Cognex Corporation Announces 2004 Results

    NATICK, Mass.--(BUSINESS WIRE)--Jan. 24, 2005--

    Machine Vision Company Reports Significant Increases
    In both Revenue and Profit for the Full Year of 2004

    Cognex Corporation (NASDAQ: CGNX) today announced revenue for the year ended December 31, 2004 of $201,957,000, a 35% increase over 2003's revenue of $150,092,000. And, Cognex reported net income for the year ended December 31, 2004 of $37,744,000, or $0.80 per diluted share, a 137% increase over the $15,951,000, or $0.36 per diluted share, reported in 2003.
    For the fourth quarter ended December 31, 2004, Cognex reported revenue of $43,909,000, and net income of $6,644,000, or $0.14 per diluted share. These most recent quarterly results are compared to the company's historical results for the fourth quarter of 2003 and for the third quarter of 2004 in the table below.



         Time Period             Revenue    Net Income  Earnings per
                                                        Diluted Share
----------------------------------------------------------------------
Current quarter: Q4-04         $43,909,000  $6,644,000          $0.14
----------------------------------------------------------------------
Prior year's quarter: Q4-03    $41,878,000  $5,714,000          $0.13
----------------------------------------------------------------------
Increase from Q4-03 to Q4-04             5%         16%            13%
----------------------------------------------------------------------
Prior quarter: Q3-04           $55,412,000 $11,655,000          $0.25
----------------------------------------------------------------------
Increase from Q3-04 to Q4-04          (21%)       (43%)          (43%)
----------------------------------------------------------------------


    "Cognex had an outstanding year in 2004, and I am pleased with our reported results," said Dr. Robert J. Shillman, Cognex's Chief Executive Officer and Chairman. "Our annual revenue increased significantly over 2003 due primarily to a large ramp-up in the first half of the year from our OEM customers in the semiconductor and electronic capital equipment industries. And, due to our careful cost control measures, our profits increased at an even higher rate than revenue."
    Dr. Shillman continued, "In addition to reporting strong financial results for 2004, there were also other exciting developments at Cognex. We introduced a number of products during the year that should help us grow our company in the future, including Checker(TM) 101, the first product in our family of simple-to-use and inexpensive sensors, and DataMan, a family of hand-held vision systems capable of reading numbers, letters and symbols that are etched or stamped directly on the surface of parts. And, to expand our market presence around the world, we made additional investments in sales and marketing to take advantage of the many opportunities we see for machine vision. We expect that these initiatives will help drive our revenue in 2005, mitigating the slowdown in the OEM sector that we experienced as we exited the year."

    Details of the Quarter

    Statement of Operations Highlights - Fourth Quarter of 2004

    -- Revenue for the fourth quarter of 2004 increased 5% over the comparable quarter in 2003. The increase year-on-year is due primarily to higher sales to customers in the automotive industry. On a sequential basis, revenue declined 21% due to lower sales to customers who make capital equipment for the semiconductor and electronics industries, which are highly cyclical.

    -- Gross margin was 73% in the fourth quarter of 2004 compared to 68% in the comparable quarter in 2003 and 73% in the prior quarter. Cost of revenue for the third and fourth quarters of 2004 as well as the fourth quarter of 2003 includes a benefit of $422,000, $317,000, and $116,000, respectively, relating to an inventory reserve recorded in the fourth quarter of 2001. Excluding this benefit, gross margin would have been 72% in the fourth quarter of 2004, 68% in the fourth quarter of 2003, and 72% in the prior quarter. The increase in gross margin year-on-year is due to higher sales volume as well as product mix.

    -- Research, Development & Engineering (R, D & E) spending in the fourth quarter of 2004 increased 12% from the comparable quarter in 2003, and 6% on a sequential basis. The increase year-on-year is due to the accrual of anticipated company bonuses for 2004, higher contract labor, and the impact of foreign exchange rates on the company's international operations. On a sequential basis, the increase is due to higher employee-related costs as well as the impact of foreign exchange rates.

    -- Selling, General & Administrative (S, G & A) spending in the fourth quarter of 2004 increased 27% from the fourth quarter of 2003, and 3% on a sequential basis. The increase in S, G & A year-on-year is due to higher employee-related costs, including higher commissions resulting from the increased revenue level, the accrual of anticipated company bonuses for 2004, higher professional fees, and investments in additional end-user sales personnel and marketing activities. Also adding to the year-on-year increase is the impact of foreign exchange rates on the company's international operations. On a sequential basis, S, G & A increased due to the company's investment in sales and marketing as well as the impact of foreign exchange rates.

    -- The company reported a foreign currency gain of $1,568,000 in the fourth quarter of 2004 compared to a loss of $749,000 in the comparable quarter of 2003 and a loss of $502,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

    -- Investment and other income was $1,322,000 in the fourth quarter of 2004 compared to $1,396,000 in the fourth quarter of 2003 and $1,043,000 in the prior quarter. Investment and other income decreased year-on-year due to lower yields on cash and investment balances as well as lower realized gains on investments. The increase in investment and other income on a sequential basis is due to higher cash and investment balances in the fourth quarter.

    -- The effective tax rate was 29% in the fourth quarter of 2004 as compared to 31% in the comparable quarter of 2003 and 29% in the prior quarter. The decrease in the effective tax rate year-on-year is due to more of the company's profits being earned and taxed in lower tax jurisdictions in 2004 than in 2003.

    Balance Sheet Highlights - December 31, 2004

    -- Cognex's financial position at December 31, 2004 was very strong, with nearly $400,000,000 in cash and investments, and no debt. Cash and investments increased more than $85,000,000 from the end of 2003, primarily as a result of positive cash flow from operations and cash received from the exercise of employee stock options, less dividend payments of approximately $12,800,000.

    -- Days sales outstanding (DSO) for the fourth quarter of 2004 was 67 days, and remains within the company's targeted range.

    -- Inventories at December 31, 2004 increased by 20% from the end of the prior quarter, and inventory turns in the fourth quarter were equal to a rate equivalent to 2.6 times per year.

    Business Trends and Financial Outlook

    -- For the fourth quarter of 2004, bookings decreased by 3% on a sequential basis as demand from customers in other industries nearly offset the significant slowdown in orders from the semiconductor and electronic capital equipment industries. The company's book-to-bill ratio was above 1.0 for the quarter and Cognex ended the year with $29 million of orders in backlog, which is an increase of 12% over the 2003 year-end backlog, due primarily to a record level of orders in the fourth quarter for SmartView (R), the company's surface inspection product.

    -- For the first quarter of 2005, Cognex expects revenue to be between $40 million and $44 million. At that revenue level, gross margin is expected to be in the high 60% to low 70% range. For the first quarter, operating expenses (R, D & E and S, G & A) are expected to decline by 5% to 10% on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings for the first quarter are expected to be between $0.08 and $0.12 per diluted share.

    Analyst Conference Call and Simultaneous Webcast

    Cognex Corporation will host a conference call to discuss its results for the fourth quarter of 2004, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 5543515.
    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 225,000 machine vision systems, representing over $1.6 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices located throughout North America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

    Forward-Looking Statement

    Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include:
(1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; and (7) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2003. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.



                          COGNEX CORPORATION
                       Statements of Operations
               (In thousands, except per share amounts)

                         Three Months Ended       Twelve Months Ended
                    Dec. 31,   Oct. 3,  Dec. 31,  Dec. 31,   Dec. 31,
                         2004     2004     2003        2004      2003
                   ----------------------------- ---------------------
                             (unaudited)         (unaudited)

Revenue               $43,909  $55,412  $41,878    $201,957  $150,092

Cost of revenue        11,791   14,886   13,234      57,371    50,139
                   ----------- -------- -------- ----------- ---------

Gross margin           32,118   40,526   28,644     144,586    99,953
     Percentage of
      revenue              73%      73%      68%         72%       67%

Research,
 development, and
 engineering
 expenses               6,958    6,552    6,227      27,063    24,719
     Percentage of
      revenue              16%      12%      15%         13%       16%

Selling, general,
 and administrative
 expenses              18,693   18,099   14,770      70,674    55,724
     Percentage of
      revenue              43%      33%      35%         35%       37%
                   ----------- -------- -------- ----------- ---------

Operating income        6,467   15,875    7,647      46,849    19,510
     Percentage of
      revenue              15%      29%      18%         23%       13%

Foreign currency
 gain (loss)            1,568     (502)    (749)      1,641    (1,712)

Investment and
 other income           1,322    1,043    1,396       4,670     5,450
                   ----------- -------- -------- ----------- ---------

Income before taxes     9,357   16,416    8,294      53,160    23,248

Income tax
 provision              2,713    4,761    2,580      15,416     7,297
                   ----------- -------- -------- ----------- ---------

Net income             $6,644  $11,655   $5,714     $37,744   $15,951
     Percentage of
      revenue              15%      21%      14%         19%       11%
                   =========== ======== ======== =========== =========

Net income per
 diluted common and
 common equivalent
 share                  $0.14    $0.25    $0.13       $0.80     $0.36
                   =========== ======== ======== =========== =========

Diluted weighted-
 average common and
 common equivalent
 shares outstanding    46,157   46,415   44,931      47,358    44,466
                   =========== ======== ======== =========== =========

Cash dividends per
 common share           $0.08    $0.08    $0.06       $0.28     $0.12
                   =========== ======== ======== =========== =========


                          COGNEX CORPORATION
                            Balance Sheets
                            (In thousands)

                                        December 31,    December 31,
                                                 2004            2003
                                       -------------------------------
                                         (unaudited)
Assets

Cash and investments                         $391,076        $303,502

Accounts receivable                            33,816          26,697

Inventories                                    20,091          15,519

Property, plant, and equipment                 23,995          24,980

Other assets                                   64,330          61,835
                                       -------------------------------

Total assets                                 $533,308        $432,533
                                       ===============================


Liabilities and Stockholders' Equity

Current liabilities                           $70,501         $47,287

Other liabilities                                   -             252

Stockholders' equity                          462,807         384,994
                                       -------------------------------

Total liabilities and stockholders'
 equity                                      $533,308        $432,533
                                       ===============================



                          COGNEX CORPORATION
                    Additional Information Schedule
                        (Dollars in thousands)

                    Three Months Ended            Twelve Months Ended
                    Dec. 31,   Oct. 3,  Dec. 31,  Dec. 31,   Dec. 31,
                         2004     2004     2003        2004      2003
                   ----------------------------- ---------------------
                             (unaudited)         (unaudited)

Revenue               $43,909  $55,412  $41,878    $201,957  $150,092
                   =========== ======== ======== =========== =========

Revenue by division:
  Modular Vision
   Systems Division        83%      88%      80%         86%       81%
  Surface
   Inspection
   Systems Division        17%      12%      20%         14%       19%
                   ----------- -------- -------- ----------- ---------
  Total                   100%     100%     100%        100%      100%
                   =========== ======== ======== =========== =========

Revenue by geography:
  United States            36%      30%      36%         31%       34%
  Japan                    29%      41%      30%         38%       34%
  Europe                   29%      24%      27%         25%       25%
  Other                     6%       5%       7%          6%        7%
                   ----------- -------- -------- ----------- ---------
  Total                   100%     100%     100%        100%      100%
                   =========== ======== ======== =========== =========

Revenue by industry:
  Semiconductor and
   electronics
   capital
   equipment               27%      46%      34%         42%       34%
  Surface
   inspection              17%      12%      20%         14%       19%
  Automotive               14%       9%      10%          9%       11%
  Electronics other        10%       9%       9%         10%        9%
  Semiconductor
   other                    6%       5%       5%          5%        4%
  Other                    26%      19%      22%         20%       23%
                   ----------- -------- -------- ----------- ---------
  Total                   100%     100%     100%        100%      100%
                   =========== ======== ======== =========== =========

Revenue by product:
  PC-based vision
   systems                 37%      51%      41%         47%       44%
  Vision sensors           36%      27%      32%         30%       28%
  Surface
   inspection
   vision systems          13%       9%      16%         10%       15%
  Service                  14%      13%      11%         13%       13%
                   ----------- -------- -------- ----------- ---------
  Total                   100%     100%     100%        100%      100%
                   =========== ======== ======== =========== =========

Number of new
 customer accounts:
  End user                268      229      212         945       867
  Original
   equipment
   manufacturer            15       26       15         110       104
                   ----------- -------- -------- ----------- ---------
  Total                   283      255      227        1055       971
                   =========== ======== ======== =========== =========


    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353